Exhibit 10.33

EXCHANGE AND CONVERSION AGREEMENT

This Exchange and Conversion Agreement (the “Agreement”) is effective as of September 30, 2021 (the “Effective Date”), by and between Todd Davis, an individual (“Mr. Davis”), residing at 30743 North Kohuana Place, Cave Creek, Arizona 85331, and Endexx Corporation, a Nevada corporation (the “Company”), with offices located at 38246 North Hazelwood Circle, Cave Creek, Arizona 85331. Each of Mr. Davis and the Company are referred to individually as a “Party” and both collectively, as “Parties.”

WHEREAS, as of the Effective Date, the Company was indebted to Mr. Davis in the amount of Nine Hundred Fifty-four Thousand and 00/100 Dollars ($954,000.00; the “Employment Agreement Amount”) pursuant to that certain Employment Agreement, dated April 4, 2005;

WHEREAS, the Company desires that Mr. Davis exchange the Employment Agreement Amount for an aggregate of one hundred forty-five thousand two hundred seventy-seven (145,277) restricted shares of the Company’s Series Z Convertible Preferred Stock (the “Employment Exchange Preferred Stock”) and Mr. Davis is willing to enter into such an exchange transaction (the “Employment Exchange Preferred Transaction”);

WHEREAS, as of the Effective Date, the value of the Employment Agreement Amount exceeded value of the shares of the Employment Exchange Preferred Stock, which was Seven Hundred Forty-three Thousand Eight Hundred Eighteen and 00/100 Dollars ($743,818.00), by the sum of Two Hundred Ten Thousand One Hundred Eighty-two and 00/100 Dollars ($210,182.00), which amount will be deemed to be a contribution to the capital of the Company (the “First Capital Contribution”);

WHEREAS, as of the Effective Date, the Company was indebted to Mr. Davis in the principal amount of One Million Seventy-two Thousand One Hundred Eighty-five and 00/100 Dollars ($1,072,185.00) and accrued and unpaid interest in the amount of Four Hundred Thirteen Thousand Two Hundred Sixty-one and 00/100 Dollars ($413,261.00; the “Effective Date Convertible Note Amount”) pursuant to the Company’s convertible promissory note(s) (collectively, the “Convertible Note”) in favor of Mr. Davis, the principal and interest thereon being convertible into shares of the Company’s common stock at a per-share conversion price of $0.026;

WHEREAS, (A) Mr. Davis desires (i) to convert (the “Common Stock Convertible Note Conversion”) the entirety of the Effective Date Convertible Note Amount (the “Converted Note Amount”), less Sixty-four Thousand Three Hundred Thirty-two and 00/100 Dollars ($64,332) of the Effective Date Note Amount (the “Unconverted Convertible Note Amount”) into an aggregate issuance of fifty-four million six hundred fifty-eight thousand one hundred ninety-two (54,658,192) restricted shares of the Company’s common stock (the “Convertible Note Converted Common Stock”), (ii) to forgive the Unconverted Note Amount and to contribute to the Company as a capital contribution the Unconverted Note Amount (the “Second Capital Contribution”), and (iii) contemporaneously with the Common Stock Convertible Note Conversion, to exchange (the Preferred Exchange Note Transaction”) the shares issued thereby for five hundred forty-six thousand five hundred eighty-two (546,582) restricted shares of the Company’s Series Z Convertible Preferred Stock (the “Preferred Exchange Note Stock”), and (B) the Company (x) acknowledges the Common Stock Note Conversion and its responsibilities thereunder, (y) accepts the Second Capital Contribution, and (z) is willing to enter into the Preferred Exchange Note Transaction; and

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WHEREAS, the Employment Agreement Amount and the Effective Date Convertible Note Amount due to Mr. Davis will be extinguished by virtue of the Employment Exchange Preferred Transaction, the Common Stock Convertible Note Conversion, the Preferred Exchange Note Transaction, the First Capital Contribution, and the Second Capital Contribution, following Mr. Davis’s receipt of the shares of the Employment Exchange Preferred Stock and the Preferred Exchange Note Stock.

NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Davis and the Company, intending to be legally bound, hereby agree as follows:

1. The Employment Exchange Preferred Transaction. As of the Effective Date, the Company shall issue to Mr. Davis the shares of Employment Exchange Preferred Stock in exchange for the Employment Agreement Amount, and, in connection therewith, Mr. Davis shall acknowledge the First Capital Contribution and shall be deemed to have extinguished in full any further obligations of the Company to tender to Mr. Davis of any of the Employment Agreement Amount. The price per share for the Employment Exchange Preferred Stock shall be approximately $5.12.

2. The Common Stock Convertible Note Conversion and the Preferred Exchange Note Transaction. As of the Effective Date, (a) the Company shall issue to Mr. Davis the shares of the Convertible Note Converted Common Stock pursuant to the terms of the Convertible Note, (b) contemporaneously therewith, the Company and Mr. Davis shall exchange the shares of the Convertible Note Converted Common Stock for the shares of Preferred Exchange Note Stock, (c) Mr. Davis shall acknowledge the Second Capital Contribution, and (d) as a result thereof, Mr. Davis shall be deemed to have extinguished in full any further obligations of the Company to tender to Mr. Davis any of the Converted Note Amount and of the Unconverted Note Amount. The price per share for the Convertible Note Converted Common Stock shall be $0.026 and the price per share for the Preferred Exchange Note Stock shall be approximately $5.12.

3. Representations.

(a)	Mr. Davis represents that he is an “Accredited Investor” as that term is defined in Rule 501 (a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(b)	Mr. Davis understands and consents to the placement of a legend on any certificate or other document evidencing the shares of the Employment Exchange Preferred Stock and the shares of the Preferred Exchange Note Stock setting forth or referring to the restrictions on transferability and sale thereof. Each certificate evidencing the shares of the Employment Exchange Preferred Stock and the shares of the Preferred Exchange Note Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by the applicable securities laws at the time of the issuance:

THE SERIES Z CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE AND THE UNDERLYING COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SERIES Z PREFERRED STOCK OR UNDERLYING COMMON STOCK, AS RELEVANT, ARE REGISTERED UNDER THE ACT; OR EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT; OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

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4. Miscellaneous.

(a)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each of the parties consents to the jurisdiction of the Courts of the State of Nevada located in the City of Las Vegas, County of Clark, and the U.S. District Court for the District of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(b)	Entire Agreement; Modification. This Agreement constitutes the entire agreement between Mr. Davis and the Company and supersedes all prior oral or written negotiations and agreements between the Parties with respect to the subject matter hereof. No modification, variation, or amendment of this Agreement shall be effective unless made in writing and signed by each of the Parties.

(c)	Representation by Counsel. Each Party hereby represents and warrants to the other Party that he or it has had an opportunity to seek the advice of his or its own independent legal counsel with respect to the provisions of this Agreement and that his or its decision to execute this Agreement is not based on any reliance upon the advice of the other Party or his or its legal counsel. Each Party of this Agreement represents and warrants to the other Party that, in executing this Agreement, such Party has completely read this Agreement and that such Party understands the terms of this Agreement and its significance. This Agreement shall be construed neutrally, without regard to the Party responsible for its preparation.

(d)	Authority to Execute Agreement. Each Party hereby represents and warrants to the other Party that: (i) the execution, performance, and delivery of this Agreement has been authorized by all necessary action by such Party; (ii) the representative executing this Agreement on behalf of such Party has been granted all necessary power and authority to act on behalf of such Party with respect to the execution, performance, and delivery of this Agreement; and (iii) the representative executing this Agreement on behalf of such Party is of legal age and capacity to enter into agreements that are fully binding and enforceable against such Party.

(e)	Counterparts and Delivery. This Agreement may be executed in any number of counterparts and may be delivered by facsimile, email, or other electronic transmission, all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ENDEXX CORPORATION

By:
TODD DAVIS		Todd Davis, Chief Executive Officer

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